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                                                                       EXHIBIT 5

500 Woodward Avenue, 33rd Floor
Detroit, Michigan 48226

                                                               November 28, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

RE: COMERICA INCORPORATED - REGISTRATION STATEMENT ON FORM S-8

Dear Sir/Madam:

I am First Vice President, Assistant General Counsel and Assistant Secretary to Comerica Incorporated, a Delaware corporation (the "Corporation"). This opinion is being rendered with respect to the registration statement on Form S-8 filed by the Corporation with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933 (the "Act"), as amended, 3,000,000 shares of the Corporation's Common Stock, $5.00 par value (the "Shares"), which will have attached to them share purchase rights (the "Rights") to acquire additional shares of the Corporation, all as more fully described in that certain Rights Agreement incorporated by reference into the registration statement as Exhibit 4(c) (the "Rights Agreement"), between the Corporation and Comerica Bank, as Rights Agent). The Shares and the Rights are to be issued under the Comerica Incorporated Preferred Savings Plan (the "Plan").

I have examined such certificates, instruments, and documents and reviewed such questions of law as I have considered necessary or appropriate for the purposes of this opinion, and, on the basis of such examination and review, I advise you that, in my opinion:

The Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued.

The Rights have been duly authorized and, when issued in accordance with the terms of the Plan and the Rights Agreement, will be legally issued.

I hereby consent to the filing of this opinion as an exhibit to the registration statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Mark W. Yonkman
Mark W. Yonkman, Esquire
First Vice President, Assistant General Counsel
and Assistant Secretary
Comerica Incorporated
Detroit, Michigan 48226
(313) 222-3432